Exhibit 99.1

Trex Company Announces Third-Quarter-2009 Results

Major New Decking Launch and Enhancement of Current Decking Product Platform Underway

3Q Results Include Non-Cash Charge for Olive Branch Facility

$40 Million of Cash on Balance Sheet at Quarter-End

Symbol Change to TREX Effective November 23, 2009

WINCHESTER, Va.--(BUSINESS WIRE)--November 9, 2009--Trex Company, Inc. (NYSE: TWP), manufacturer and distributor of Trex® decking, railing, fencing and trim, today announced financial results for the third quarter ended September 30, 2009.

Net sales for the third quarter of 2009 totaled $61.9 million compared to net sales of $85.4 million for the 2008 third quarter. The company reported a net loss of $22.5 million, or $1.49 per diluted share, for the 2009 third quarter compared to net income of $5.2 million, or $0.34 per diluted share, for the 2008 period. The company recognized a non-cash impairment charge of $23.3 million in the 2009 quarter relating to its Olive Branch, Mississippi facility. The company also recorded a $7.2 million non-cash charge related to inventory manufactured prior to 2008 that management has determined is no longer saleable or does not meet its current quality standards. The inventory charge gave rise to an offsetting favorable LIFO adjustment of $7.4 million. Excluding these charges, the company had net income for the 2009 third quarter of $0.6 million, or $0.04 per diluted share.

For the nine months ended September 30, 2009, Trex Company reported net sales of $221.1 million compared to net sales of $299.9 million for the prior-year period. The company reported a net loss of $18.2 million, or $1.21 per diluted share, compared to net income of $19.1 million, or $1.26 per diluted share, for the first nine months of 2008. Before giving effect to the above noted non-cash charges taken in the first nine months of 2009, the company had net income for the period totaling $4.8 million, or $0.32 per diluted share.

President and CEO Ronald W. Kaplan commented, “Trex’s net sales for the third quarter were impacted by the market’s anticipation of our launch of a groundbreaking new line of decking and railing, to be unveiled at this week’s 2009 Trex Distributor Meeting, as well as by ongoing weakness in the home building and remodeling sector. We began discussing our new product – which has been the primary focus of our R&D efforts since the middle of last year – with Trex’s major distributors this summer, after which some started implementing inventory adjustments. While for competitive reasons, we can’t provide full details on this exciting product until next week, it represents a major step forward in technology, offering significant performance and aesthetic improvements.

“This summer we also told our major distributors about a comprehensive enhancement of Trex’s current decking product platform, causing some to make additional inventory adjustments that impacted our third-quarter sales. The enhancements, which we’re now rolling out, streamline our manufacturing process, and provide more flexibility and design options to consumers, as well as more convenience and efficiency to distributors and dealers.

“I’m pleased to note that our third-quarter gross margin was 29.8%, a 290-basis-point improvement over last year’s period. This increase reflects the continued effectiveness of our focus on operations process improvements and cost containments. Since this management team joined Trex in January 2008, we have significantly increased the company’s manufacturing productivity by implementing fundamental process improvements. Reflecting the extraordinary progress we’ve made in increasing capacity at Trex’s Winchester, Va. and Fernley, Nev. plants, we took a charge in the third quarter for our Olive Branch facility, whose operations were suspended in September 2007.

“Trex continues to weather the economic downturn better than most of our competitors. Even after the redemption of $25 million in revenue bonds in September of this year, our cash balance at quarter-end was approximately $40 million and we haven’t borrowed against our revolver for almost 18 months.”

Mr. Kaplan concluded, “With the launch of our groundbreaking new decking and railing product, the overhaul of our current product line-up and our much improved manufacturing capabilities, we are beginning a new era at Trex Company. Consumers’ interest in products that enhance their outdoor living experience is higher than ever, and we have positioned Trex to deliver the beauty, comfort, durability and value they’re seeking. Our goal is to elevate the entire decking category, creating new standards for performance and aesthetics, and we expect Trex to reap the benefits of these efforts in future years.

“Our guidance for the fourth quarter reflects the market and economic trends I described earlier. We expect net sales to approximate $40-$45 million for the fourth quarter of 2009.”

Trex also announced that the ticker symbol of its shares on the New York Stock Exchange will change to "TREX" from “TWP” effective at the start of trading on Monday, November 23, 2009. Trex’s new symbol will reinforce the company's 15-plus year brand identity and align the company’s profile in the investment community more closely with its products.

Third-Quarter-2009 Conference Call and Webcast Information

Trex will hold a conference call to discuss its third-quarter-2009 results on Monday, November 9, 2009 at 8:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 and reference conference ID #35691729. A live webcast of the conference call will also be available to all investors in the Investor Relations section of the Trex Company website at www.trex.com. The call will also be simulcast at www.streetevents.com.

For those who cannot listen to the live broadcast, the webcast will be available on Trex’s website for 30 days. A telephone replay of the call will also be available for seven days, beginning at approximately 11:00 a.m. ET on November 9. To listen to the telephone replay, dial 706-645-9291 and enter conference ID #35691729.

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking, railing and fencing, with more than 15 years of product experience. Built on “green” principles and values, Trex makes its products from a unique formulation of reclaimed wood and waste plastic, combined through a proprietary process. Trex decking, railing and fencing offer significant design flexibility with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. In addition, Trex distributes ultra-low maintenance PVC decking under the trademark Trex Escapes® and PVC trim under the trademark TrexTrim™. For more information, visit the Company’s website, www.trex.com. Trex®, Trex Escapes® and TrexTrim™ are trademarks of Trex Company, Inc., Winchester, Va.

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2009 and its subsequent reports on Form 10-Q filed on May 8, 2009 and August 10, 2009 discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

TREX COMPANY, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009

Net sales	$85,379	$61,949	$299,905	$221,054

Cost of sales	62,406	43,467	217,038	157,257

Gross profit	22,973	18,482	82,867	63,797

Selling, general and administrative expenses	14,533	13,964	52,672	47,937

Impairment of long-lived assets	-	23,251	-	23,251

Income (loss) from operations	8,440	(18,733)	30,195	(7,391)

Interest expense, net	3,536	3,930	11,135	11,012

Income (loss) before income taxes	4,904	(22,663)	19,060	(18,403)

Provision (benefit) for income taxes	(261)	(201)	10	(203)

Net income (loss)	$5,165	$(22,462)	$19,050	$(18,200)

Diluted earnings (loss) per common share	$0.34	$(1.49)	$1.26	$(1.21)

Diluted weighted average common shares outstanding	15,253,680	15,082,047	15,082,325	15,048,467

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	31-Dec-08	30-Sep-09
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,189	$39,791
Accounts receivable, net	13,555	14,961
Inventories	69,397	37,676
Prepaid expenses and other assets	5,518	2,531
Income taxes receivable	2,554	201
Deferred income taxes	2,141	2,141
Total current assets	116,354	97,301
Property, plant and equipment, net	176,336	140,425
Goodwill	6,837	6,837
Other assets	7,557	5,831
Total assets	$307,084	$250,394
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$37,666	$26,470
Accrued warranty	12,310	12,342
Current portion long-term debt	1,293	1,376
Total current liabilities	51,269	40,188
Deferred income taxes	3,531	3,531
Accrued taxes	2,640	2,224
Non-current accrued warranty	9,546	1,994
Debt-related derivatives	2,069	950
Long-term debt, net of current portion	100,201	79,204
Total liabilities	169,256	128,091
Stockholders’ equity:
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	--	--
Common stock, $0.01 par value, 40,000,000 shares authorized; 15,310,343 and 15,388,017 shares issued and outstanding at December 31, 2008 and September 30, 2009	153	154
Additional paid-in capital	92,825	95,207
Accumulated other comprehensive loss	(1,092)	(800)
Retained earnings	45,942	27,742
Total stockholders’ equity	137,828	122,303
Total liabilities and stockholders’ equity	$307,084	$250,394

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2008	2009

OPERATING ACTIVITIES
Net income (loss)	$19,050	$(18,200)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	23,756	23,826
Impairment of long lived assets	--	23,251
Other non-cash charges	1,988	2,030
Changes in operating assets and liabilities	5,833	16,873

Net cash provided by operating activities	$50,627	$47,780

INVESTING ACTIVITIES	$(6,874)	$(4,905)

FINANCING ACTIVITIES	$(1,062)	$(26,273)

Net increase in cash and cash equivalents	$42,691	$16,602
Cash and cash equivalents at beginning of period	$66	$23,189

Cash and cash equivalents at end of period	$42,757	$39,791

CONTACT:
Trex Company, Inc.
James Cline, 540-542-6300
Chief Financial Officer
or
Lippert/Heilshorn & Associates
Harriet Fried, 212-838-3777